As filed with the Securities and Exchange Commission on November 22, 2004	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN GOLDRUSH CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	1040	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

1155 West Pender, Suite 708
Vancouver, British Columbia V6E 2P4
Tel: (604) 974-1175
(Address and telephone number of Registrant’s principal executive offices)

David Lubin & Associates
92 Washington Avenue
Cedarhurst, NY 11516
Tel: (516) 569-9629
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:
David Lubin, Esq.
David Lubin & Associates
92 Washington Avenue
Cedarhurst, NY 11516
Tel: (516) 569-9629
Facsimile No.: (516) 569-5053

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

Calculation of Registration Fee
Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par	9,557,350	$0.001 (1)	$9,557.35	$1.21
value (2)

Common Stock, no par	28,500,000	$0.84166667 (4)	$23,987,500.00	$3,046.42
value (3)

Total	38,057,350		$23,997,057.35	$3,047.63

(1)	There is no current market for the securities and the price at which the shares held by the selling security holders will be sold is unknown. The registrant’s common stock has no par value. The Company believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable and, as such, the registrant has valued the registration fee based on $.001 per share.

(2)	Represents Common shares currently outstanding to be sold by the selling security holders.

(3)	Represents Common shares that are issuable upon the exercise of our Class A, Class B and Class C warrants to purchase an aggregate of 28,500,000 Common shares , with Class A, Class B and Class C warrants each exercisable to purchase 9,500,000 Common shares at an exercise price $0.082 (CDN $0.10) per share, $1.197 (CDN $1.46) per share and $1.246 (CDN $1.52) per share, respectively. In the event of a stock split, stock dividend or similar transaction involving our Common shares, the number of shares registered shall automatically be increased to cover the additional Common shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(4)	Pursuant to Rule 457(g), calculated based upon the weighted-average exercise price of the Class A, B and C warrants. These warrants are exercisable for (a) in the case of the Class A warrants, 9,500,000 shares at an exercise price of $0.082, (b) in the case of the Class B warrants, 9,500,000 shares at an exercise price of $1.197 and (c) in the case of the Class C warrants, 9,500,000 shares at an exercise price of $1.246.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS, SUBJECT TO COMPLETION, DATED ______, 2004

AMERICAN GOLDRUSH CORPORATION

38,057,350 COMMON SHARES

        This prospectus relates to the sale of up to 38,057,350 Common shares without par value by persons who are shareholders of American Goldrush Corporation. The shares registered in this prospectus include:

o	9,557,350 Common shares currently outstanding; and

o	9,500,000 Common shares issuable upon the exercise of Class A warrants with an exercise price of CDN $0.10 per share; and

o	9,500,000 Common shares issuable upon the exercise of Class B warrants with an exercise price of CDN $1.46 per share; and

o	9,500,000 Common shares issuable upon the exercise of Class C warrants with an exercise price of CDN $1.52 per share.

        We will not receive any of the proceeds from the sale of the shares by the selling securityholders; however, we may receive up to CDN $29,260,000 from the exercise of warrants for up to 28,500,000 Common shares if all of such warrants are exercised in full. All costs associated with this registration will be borne by us.

        Each of the selling stockholders may be deemed to be an “underwriter,” as such term is defined in the Securities Act of 1933. The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

        There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. As of November 15, 2004, we have 39,557,350 Common shares issued and outstanding.

Investing in our securities involves signficant risks. See “Risk Factors” beginning on page 4.

        Each of the United States Securities and Exchange Commission, the British Columbia Securities Commission and state securities regulators has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling securityholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November _____, 2004.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Company

We were formed as a corporation under the Federal laws of Canada pursuant to the Canada Business Corporations Act on August 8, 2003. We are a natural resource exploration stage company and anticipate acquiring, exploring, and if warranted and feasible, developing natural resource properties. We have an option to acquire a 100% interest in a property in the Province of British Columbia known as the Polischuk Property. We may exercise the option by making cash payments totaling (Canadian) $50,000 to Randy Polischuk and incurring net expenditures on the property of at least (Canadian) $525,000. To date, we have paid in full (Canadian) $ 5,000 under the agreement.

We are a mineral exploration company in the exploration stage, and cannot give assurance that commercially viable minerals exist on the property. Extensive geological analysis of the property will be required before we can make an evaluation as to the economic feasibility of developing or finding valuable resources on these grounds. We have not, as yet, identified any mineral resources on the property.

No commercially viable mineral deposit may exist on our mineral claims. Our plan of operations is to carry out geological analysis of these claims in order to ascertain whether they possess deposits of gold or silver. We can provide no assurance to investors that our mineral claims contain a commercially viable mineral deposit until appropriate exploratory work is done and an evaluation based on that work concludes further work programs are justified. At this time, we definitely have no known reserves on our mineral claims.

For the period from August 8, 2003 (inception) to June 30, 2004, we did not generate any revenue.

Our principal offices are located at 1155 West Pender, Suite 708, Vancouver, British Columbia V6E 2P4; our telephone number is (604) 974-1175. We do not yet maintain an Internet address.

THE OFFERING

Securities offered	38,057,350 Common shares. (1)
Shares to be outstanding after the offering if none of the warrants are exercised	39,557,350 Common shares. (2)
Shares to be outstanding after the offering if all of the warrants are exercised	68,057,350 (3)
Use of Proceeds
We will not receive any proceeds from the sale of the Common Shares by the selling stockholders; however, we may receive up to CDN $29,260,000 from the exercise of warrants for up to 28,500,000 Common shares of our common stock if all of such warrants are exercise in full. See "Use of Proceeds."
Plan of Distribution
The offering of our Common shares is being made by certain of our stockholders who wish to sell their shares. Sales of our common stock may be made by the selling stockholders in the open market or in privately negotiated transactions and at fixed or negotiated prices.
Risk Factors
There are substantial risk factors involved in investing in our company. For a discussion of certain factors you should consider before buying our Common shares , see the section entitled "Risk Factors".
Symbol	Not listed

(1)               Includes (a) 9,557,350 Common shares currently outstanding, and (b) up to 28,500,000 Common shares issuable upon exercise of Class A warrants at an exercise price of CDN$0.10 per share, Class B warrants at an exercise price of CDN$ 1.46 per share and Class C warrants at an exercise price of CDN$1.52 per share. The warrants become exercisable on October 30, 2006 unless we accelerate the exercise date. The Class A warrants expire at the close of business on October 30, 2008, the Class B warrants expire at the close of business on October 30, 2009 and the Class C warrants expire at the close of business on October 30, 2010.

(2)               Such figure does not include 28,500,000 Common shares issuable upon exercise of the Class A, Class B and Class C warrants. This amount represents the number of shares issued and outstanding as of October 15, 2004.

(3) Such figure includes the 28,500,000 Common shares issuable upon exercise of the Class A, Class B and Class C warrants.

Description of Financing Transactions

        On October 30, 2003, we closed a private placement with six investors for the sale of 9,500,000 units of our securities at a price of $0.01 per unit for gross proceeds of CDN$95,000. Each unit included:

o	one Common share; and

o	one Class A Warrant exercisable for two years commencing on October 30, 2006 to purchase one Common share at CDN $0.10 per share; and

o	one Class B Warrant exercisable for three years commencing on October 30, 2006 to purchase one Common share at CDN $1.46 per share; and

o	one Class C Warrant exercisable for four years commencing on October 30, 2006 to purchase one Common share at CDN $1.52 per share.

        The exercise prices of our Class A, B and C warrants (the “Warrants”) are subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. The Warrants are non-transferable and provide for a cashless exercise option. We have the right, in our sole and absolute discretion, to (i) accelerate the exercise date of the Warrants to a date that is prior to October 30, 2006 and/or (ii) reduce the exercise price. This private placement was exempt from the registration requirements of the Securities Act of 1933, as amended, since the units were sold outside the United States to non-U.S. citizens.

        We received total proceeds of CDN $95,000 from the sale of the units.

        On January 28, 2004, we closed a private placement with thirty-eight Canadian investors for the sale of 57,350 Common shares at a price of CDN $0.10 per share, for total gross proceeds of CDN $5,735. This offering was exempt from the registration requirements of the Securities Act since all the shares were sold outside the United States to non-U.S. citizens.

        The proceeds from the sale of the units and from the January 2004 private placement are intended to be used for exploration and general working capital purposes. See “Use of Proceeds” section below for a discussion of the use of the proceeds by us from any exercise of the warrants.

        Although we have no contractual obligation to do so, we are registering for the selling shareholders: (i) the Common shares which were included in the units which were sold in the October 2003 private placement and the Common shares we sold in the January 2004 private placement, and (ii) all of the Common shares issuable upon exercise of the Warrants which were sold in the October 2003 private placement, on a registration statement of which this prospectus forms a part. We will bear all costs associated with this registration statement and prospectus.

Trading Market

        There is currently no trading market for our securities. We intend to apply initially for our securities to be traded on the Over the Counter Bulletin Board market sponsored by the National Association of Securities Dealers, Inc. The Over the Counter Bulletin Board is maintained by the NASDAQ Stock Market, but does not have any of the quantitative or qualitative standards such as those required for companies listed on the NASDAQ Small Cap Market or National Markets System. We may not now or ever qualify for listing of our securities on the OTC Bulletin Board.

SELECTED FINANCIAL INFORMATION

        The following table sets forth and summarizes certain of the Company’s financial information for the periods from January 1, 2004 to June 30, 2004, August 8, 2003 (date of inception) to December 31, 2003, and August 8, 2003 (date of inception) to June 30, 2004 prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). Canadian GAAP, as applied to the Company, does not materially differ from United States generally accepted accounting principles (“U.S. GAAP”), as set forth in Note 6 to the Financial Statements of the Company. This financial information is derived from, and should be read in conjunction with and is qualified in its entirety by reference to the Company’s financial statements, including the notes thereto, and Management’s Discussion and Analysis of Results of Operations and Financial Condition. The Company’s Financial Statements for the periods ended June 30, 2004 and December 31, 2003 have been audited by BDO Dunwoody LLP.

Selected Financial Information
All in Canadian $ except Common Shares issued	For the Period January 1, 2004 to June 30, 2004	For the Period August 8, 2003 to December 31, 2003	For the Period August 8, 2003 to June 30, 2004
Operating Revenues	--	--	--
Interest Income	--	--	--
Loss from Operations	$(26,304)	$(14,261)	$(40,565)
Net Loss	$(26,304)	$(14,261)	$(40,565)
Loss per Share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)

	As at June 30, 2004		As at December 31, 2003
Total Assets	$71,151		$93,455
Net Assets	$60,170		$80,739
Total Liabilities	$10,981		$12,716
Working Capital	$60,170		$80,739
Share Capital	$100,735		$95,000
Common Shares Issued	39,557,3	50	39,500,0	00
Dividends Declared	--		--		--

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain information contained in this prospectus and the documents incorporated by reference into this prospectus include forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act), which mean that they relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, our growth strategies or business plans or other facts that have not yet occurred. Such statements can be identified by the use of forward-looking terminology such as “might,” “may,” “will,” “could,” “expect,” “anticipate,” “estimate,” “likely,” “believe,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The above risk factors contain discussions of important factors that should be considered by prospective investors for their potential impact on forward-looking statements included in this prospectus . These important factors, among others, may cause actual results to differ materially and adversely from the results expressed or implied by the forward-looking statements. Notwithstanding the foregoing statements, the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, for forward-looking statements do not, and will not apply to us, so long as our Common shares qualify as a “penny stock.”

RISK FACTORS

        This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR COMPANY:

1.     We have had losses and such losses may continue, which may negatively impact our ability to achieve our business objectives.

        We had a net loss for the periods ended December 31, 2003 and June 30, 2004. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to develop the land interests that we have an option to purchase and whether we will be able to meet our obligations under our option to purchase. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

2.     Our auditors’ opinion on our June 30, 2004 and December 31, 2003 financial statements includes an explanatory paragraph in respect of there being substantial doubt about our ability to continue as a going concern.

        We have incurred net losses of $40,565 for the period from August 8, 2003 (inception) to June 30, 2004. We anticipate generating losses for at least the next 12 months. Therefore, there is substantial doubt about our ability to continue operations in the future as a going concern as described in the Comments for US Readers on Canada – US Reporting Differences by our auditors with respect to the financial statements for the period from August 8, 2003 to June 30, 2004. Our plans to deal with this uncertainty include raising additional capital or entering into a strategic arrangement with a third party. There can be no assurance that our plans can be realized. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment in our company.

3.     If we are unable to obtain additional funding, our business operations will be harmed. Even if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

        We will require additional funds to acquire development interests in properties that we want to explore for natural mineral resources. We anticipate that we will require up to approximately CDN $126,700 to fund our continued operations for the next twelve months. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans which could cause the company to become dormant. Any additional equity financing may involve substantial dilution to our then existing shareholders.

4.     Because we are organized under the Canada Business Corporations Act, enforcement of civil liabilities against us or our officers or directors may be difficult or impossible from outside the jurisdiction of Canada.

        We are a corporation organized under the Canada Business Corporations Act. Our directors and officers reside in Canada. Because all or a substantial portion of our assets and the assets of these persons are located outside the United States, it may be difficult for an investor to sue, for any reason, us or any of our officers or directors outside the United States. If an investor was able to obtain a judgment against us or any of our officers or directors in a United States court based on United States securities laws or other reasons, it may be difficult, if not impossible, to enforce such judgment in Canada.

5.     If we do not continue to make payments under our Property Option Agreement for the Polischuck Property, we will lose our interest in the property as well as losing all monies incurred in connection with the property.

        We must pay Mr. Polischuk an aggregate of CDN$50,000. In addition, we will be required to incur net expenditures on the property of at least (Canadian) $525,000 by February 2009, the fifth anniversary of the signing of the option agreement. If we do not make payments to Mr. Polischuk or incur the required expenditures we will lose our option to purchase the Polischuk Property and may not be able to continue to execute our business objectives if we are unable to find an alternate exploration interest.

6.     Because our business involves numerous operating hazards, we may be subject to claims of a significant size which would cost a significant amount of funds and resources to rectify. This could force us to cease our operations.

        Our operations are subject to the usual hazards inherent in exploring for minerals, such as general accidents, explosions, chemical exposure, and craterings. The occurrence of these or similar events could result in the suspension of operations, damage to or destruction of the equipment involved and injury or death to personnel. Operations also may be suspended because of machinery breakdowns, abnormal climatic conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. The occurrence of any such contingency would require us to incur additional costs, which would adversely affect our business.

7.     Damage to the environment could also result from our operations. If our business is involved in one or more of these hazards, we may be subject to claims of a significant size which could force us to cease our operations.

        Mineral resource exploration, production and related operations are subject to extensive rules and regulations of federal, provincial, state and local agencies. Failure to comply with these rules and regulations can result in substantial penalties. Our cost of doing business may be affected by the regulatory burden on the mineral industry. Although we intend to substantially comply with all applicable laws and regulations, because these rules and regulations frequently are amended or interpreted, we cannot predict the future cost or impact of complying with these laws.

        Environmental enforcement efforts with respect to mineral operations have increased over the years, and it is possible that regulation could expand and have a greater impact on future mineral exploration operations. Although our management intends to comply with all legislation and/or actions of local, provincial, state and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the cost of which could harm our results of operations. We cannot be sure that our proposed business operations will not violate environmental laws in the future.

        Our operations and properties are subject to extensive federal, state, provincial and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. These laws and regulations may do any of the following: (i) require the acquisition of a permit or other authorization before exploration commences, (ii) restrict the types, quantities and concentration of various substances that can be released into the environment in connection with exploration activities, (iii) limit or prohibit mineral exploration on certain lands lying within wilderness, wetlands and other protected areas, (iv) require remedial measures to mitigate pollution from former operations and (v) impose substantial liabilities for pollution resulting from our proposed operations.

        The exploration of mineral reserves are subject to all of the usual hazards and risks associated with mineral exploration, which could result in damage to life or property, environmental damage, and possible legal liability for any or all damages. The exploration activities may be subject to prolonged disruptions due to the weather conditions surrounding the location of the Polischuk Property. Difficulties, such as unusual or unexpected rock formations encountered by workers but not indicated on a map, or other conditions may be encountered in the gathering of samples and information, and could delay our exploration program. Even though we are at liberty to obtain insurance against certain risks in such amounts we deem adequate, the nature of those risks is such that liabilities could over exceed policy limits or be excluded from coverage. We do not currently carry insurance to protect against these risks and there is no assurance that we will obtain such insurance in the future. There are also risks against which we cannot, or may not elect to insure. The costs, which could be associated with any liabilities, not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our financial position, future earnings, and/or competitive positions.

8.     Because of the speculative nature of exploration and development, there is a substantial risk that our business will fail.

        The search for valuable natural resources as a business is extremely risky. We can provide investors with no assurance that the Polischuk Property we have optioned contains commercially exploitable reserves. Exploration for natural resources is a speculative venture involving substantial risk. Few properties that are explored are ultimately developed into producing mines. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our properties do not contain any reserves, and any funds we spent on exploration will probably be lost. In such a case, we would be unable to complete our business plan.

        Mineral exploration involves a high degree of risk and exploration projects are frequently unsuccessful. To the extent that we continue to be involved in mineral exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our mineral exploration efforts will be successful. The risks associated with mineral exploration include:

o	the identification of potential mineralization based on superficial analysis;

o	the quality of our management and our geological and technical expertise; and

o	the capital available for exploration and development.

        Substantial expenditures are required to determine if a project has economically mineable mineralization. It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to develop our business.

9.     We may not be able to compete with current and potential exploration companies, some of whom have greater resources and experience than we do in developing mineral reserves.

        The natural resource market is intensely competitive, highly fragmented and subject to rapid change. We may be unable to compete successfully with our existing competitors or with any new competitors. We compete with many exploration companies which have significantly greater personnel, financial, managerial, and technical resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

10.     If we lose the services of any of our management team we may not be able to continue to operate our business and may be required to cease operations.

        We are presently dependent to a great extent upon the experience, abilities and continued services of Ronald Blomkamp, our Chief Executive Officer. Mr. Blomkamp, who currently spends approximately 1 day per week working on the Company’s business, has an extensive background in the natural resource exploration industry and the loss of his services would negatively impact our operations. If we lost the services of this individual we would be forced to find other qualified management to assist us in location and exploration of a property. This would be costly to us in terms of both time and expenses. We do not maintain an employment agreement with Mr. Blomkamp nor do we have key-man life insurance on him. Therefore, if we were unable to replace the services and experience of Mr. Blomkamp, we may be forced to discontinue our operations.

11.     The Prices Of Metals are Highly Volatile And A Decrease In Metals Prices Can Have A Material Adverse Effect On Our Business.

        The profitability of natural resource operations are directly related to the market prices of the underlying commodities. The market prices of metals fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions. Price fluctuations in the metals markets from the time development of a mine is undertaken and the time production can commence can significantly affect the profitability of a mine. Accordingly, we may begin to develop a mineral property at a time when the price of the underlying metals make such exploration economically feasible and, subsequently, incur losses because metals prices have decreased. Adverse fluctuations of metals market price may force us to curtail or cease our business operations.

12.     Our principal stockholders, officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management, which could result in decisions adverse to our general shareholders.

        Our officers and directors, in the aggregate, beneficially own approximately or have the right to vote 75.8% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:

o	election of our board of directors;

o	removal of any of our directors;

o	amendment of our Articles of Incorporation or bylaws; and

o	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

        As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

13.     We are an exploration stage company, and there is no assurance that a commercially viable deposit or “reserve” exists in the property which we have an option to acquire.

        We are an exploration stage company and cannot assure you that a commercially viable deposit, or “reserve,” exists in our exploration property. Therefore, determination of the existence of a reserve will depend on appropriate and sufficient exploration work and the evaluation of legal, economic, and environmental factors. If we fail to find a commercially viable deposit on our property, our financial condition and results of operations will be materially adversely affected.

14.     We expect losses to continue in the future because we have no reserves and, consequently, no revenue to offset losses.

        Based upon current plans and the fact that we currently do not have any reserves, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the acquisition of, and exploration of natural resource properties which do not have any income-producing reserves. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business. We will require additional funds to achieve our current business strategy and our inability to obtain additional financing will interfere with our ability to expand our current business operations.

15.     We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

        Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products, equipment and materials we need, we will have to suspend our exploration plans until we do find the products, equipment and materials we need.

16.     Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

        Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted and feasible, developing natural resource properties. Our current property is in the exploration stage only and is without known reserves of natural resources. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of natural resources, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

17.     It is possible that there may be native or aboriginal claims to our property which could result in us incurring additional expenses to explore the Polischuk Property.

        Although we believe that we have the right to explore the Polischuk Property, we cannot substantiate that there are no native or aboriginal claims to the property. If a native or aboriginal claim is made to this property, it would negatively affect our ability to explore this property as we would have to incur significant legal fees protecting our right to explore the property. We may also have to pay third parties to settle such claims. If it is determined that there is a legitimate claim to this property then we may be forced to return this property without adequate consideration. Even if there is no legal basis for such claim, the costs involved in resolving such matter may force us to delay or curtail our exploration completely.

RISKS RELATING TO OUR COMMON SHARES:

1.     We may, in the future, issue additional Common shares which would reduce investors’ percent of ownership and may dilute our share value.

        Our Articles of Incorporation authorize the issuance of an unlimited number of Common shares without par value and an unlimited number of Preferred shares without par value. The future issuance of our unlimited authorized Common shares may result in substantial dilution in the percentage of our Common shares held by our then existing shareholders. We may value any Common shares issued in the future on an arbitrary basis. The issuance of Common shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our Common shares.

2.     Our Common shares are subject to the “Penny Stock” Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

        The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o	that a broker or dealer approve a person's account for transactions in penny stocks; and
o	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

        In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

o	obtain financial information and investment experience objectives of the person; and
o	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

        The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

o	sets forth the basis on which the broker or dealer made the suitability determination; and
o	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

        Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

        Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

3.     We are registering 28,500,000 Common shares underlying our warrants that may be available for future sale and the sale of these shares may depress the market price of our Common shares.

        As of November 15, 2004, we had 39,557,350 Common shares issued and outstanding and warrants outstanding to purchase an aggregate of 28,500,000 Common shares . We are registering 9,557,350 Common shares and 28,500,000 Common shares underlying warrants, for a total of 38,057,350 Common shares . All of these shares and warrants will be freely traded under U.S. law upon the effective date of this prospectus and may be sold without restriction. If such warrants are exercised in full and converted to Common shares , our shareholders may experience a decline in the price of our Common shares as such Common shares are sold into the open market, if a market for our Common shares develops for which there can be no assurances.

4.     There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

        There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to apply for admission to quotation of our securities on the OTC Bulletin Board. If for any reason our Common shares are not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their Common shares should they desire to do so. No market makers have committed to becoming market makers for our Common shares and none may do so.

5.     State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

        Secondary trading in common stock sold in this offering will not be possible in any state until the Common shares are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. There can be no assurance that we will be successful in registering or qualifying the Common shares for secondary trading, or identifying an available exemption for secondary trading in our Common shares in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the Common shares in any particular state, the Common shares could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common shares, the market for the Common shares could be adversely affected.

6.     We are a “foreign private issuer”, and you may not have access to the information you could obtain about us if we were not a “foreign private issuer”.

        We are considered a “foreign private issuer” under the Securities Act of 1933, as amended. As an issuer incorporated in Canada, we will be required to prepare our annual and interim financial statements in accordance with Canadian generally accepted accounting principles. For purpose of our annual disclosure obligations in the United States, we will annually file in the United States consolidated financial statements prepared in accordance with Canadian GAAP together with a reconciliation to US GAAP. In addition, as a foreign private issuer we will not have to file quarterly reports with the SEC nor will our directors, officers and 10% stockholders be subject to Section 16(b) of the Exchange Act. As a foreign private issuer we will not be subject to the proxy rules of Section 14 of the Exchange Act. Furthermore, Regulation FD does not apply to non-U.S. companies and will not apply to us. Accordingly, you may not be able to obtain information about us as you could obtain if we were not a “foreign private issuer”.

7.    Because we do not intend to pay any cash dividends on our Common shares , our stockholders will not be able to receive a return on their shares unless they sell them.

        We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common shares in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2004 and December 31, 2003. Our capitalization is presented on an actual basis (all amounts presented are in $CDN). You should read this table in conjunction with “Operating and Financial Review and Prospects” and our financial statements and the notes thereto, included elsewhere in this prospectus.

	December 31, 2003		June 30, 2004
	Number of Securities	Amount	Number of Securities	Amount
Shareholders' equity, no par value per	39,500,000	$95,000	39,557,350	$100,735
share; Unlimited authorized;
Total shareholders' equity		$80,739		$60,170
Total capitalization

        The information set forth in the foregoing table excludes approximately 28,500,000 Common shares issuable upon the Class A, Class B and Class C warrants at a weighted average exercise price of approximately CDN $0.75 per share.

DESCRIPTION OF BUSINESS

History and Overview of the Company

        We are an exploration stage company incorporated under the Canada Business Corporations Act in British Columbia, Canada on August 8, 2003 under the name “American Goldrush Corporation.” Our registered office is located at 1000 — 840 Howe Street, Vancouver, B.C. and our head office and principal place of business located at 1155 West Pender, Suite 708, Vancouver, British Columbia V6E 2P4. Our telephone number is (604) 974-1175.

        We are attempting to become a company engaged in the exploration and development of mineral properties. To accomplish our objective, our strategy is to acquire exploration prospects. We have an option to acquire a property in British Columbia that we believe fits within our property acquisition strategy. However, extensive geological analysis of this property will be required before we can make an evaluation as to the economic feasibility of developing or finding valuable resources on these grounds. We have not, as yet, identified any mineral resources on the property. In addition, there is no assurance that we will be able to continue to make payments required by the Property Option Agreement for the Polischuk Property. There is no assurance that the development of the property we have optioned will generate any revenue.

        No commercially viable mineral deposit may exist on our mineral claims. Our plan of operations is to carry out exploration work on these claims in order to ascertain whether they possess deposits of gold or silver. We can provide no assurance to investors that our mineral claims contain a commercially viable mineral deposit until appropriate exploratory work is done and an evaluation based on that work concludes further work programs are justified. At this time, we definitely have no reserves on our mineral claims.

        We have limited finances and require additional funding in order to accomplish our exploration, development and acquisition objectives. There is no assurance that we will have revenues in the future or that we will be able to secure other funding necessary for our future growth and expansion. There is also no assurance that our mineral exploration activities will produce commercially viable reserves. Our efforts to extract minerals may be unprofitable.

        We may seek relationships with other mineral exploration and development companies that will allow us to exploit idle and/or undeveloped resources.

Regulation and Environmental Matters

        Mineral resource exploration, production and related operations are subject to extensive rules and regulations of federal, provincial, state and local agencies. Failure to comply with these rules and regulations can result in substantial penalties. Our cost of doing business may be affected by the regulatory burden on the mineral industry. Although we intend to substantially comply with all applicable laws and regulations, because these rules and regulations frequently are amended or interpreted, we cannot predict the future cost or impact of complying with these laws.

        Environmental enforcement efforts with respect to mineral operations have increased over the years, and it is possible that regulation could expand and have a greater impact on future mineral exploration operations. Although our management intends to comply with all legislation and/or actions of local, provincial, state and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the cost of which could harm our results of operations. We cannot be sure that our proposed business operations will not violate environmental laws in the future.

        Our operations and properties are subject to extensive federal, state, provincial and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. These laws and regulations may do any of the following: (i) require the acquisition of a permit or other authorization before exploration commences, (ii) restrict the types, quantities and concentration of various substances that can be released into the environment in connection with exploration activities, (iii) limit or prohibit mineral exploration on certain lands lying within wilderness, wetlands and other protected areas, (iv) require remedial measures to mitigate pollution from former operations and (v) impose substantial liabilities for pollution resulting from our proposed operations.

        There are no costs to us at the present time in connection with compliance with environmental laws. However, since we do anticipate engaging in natural resource projects, these costs could occur. Costs could extend into the millions of dollars for which we could be liable. Any significant liability could wipe out our assets and resources.

Property Option Agreement for the Polischuk Property

        We have secured an option, through the Property Option Agreement, the right to acquire a 100% interest in the Polischuk Property. We may exercise the option by making cash payments totaling CDN $50,000 to Randy Polischuk. To date, we have paid in full CDN $5,000 under the Property Option Agreement.

        The Polischuk Property is legally known as the Taylor Claim and was formerly known as the Holland Claim. The claim is registered with the Province of British Columbia as Mineral Tenure Number 316339 and is located in the Bralorne area of the Lillooet Mining Division in British Columbia, Canada, primary map 092J15W-C. The claim area consists of 16 units (each unit is 500 meters by 500 meters) and is situated approximately one kilometer due east of the main soda granite mass that intrudes the productive augite diorite of the Bralorne camp. The property is located approximately 3.5 kilometers southeast of the town of Bralorne and 3.0 kilometers northeast of the Pioneer Mine. Access to the property is by means of 100 kilometers of gravel road from Lillooet, B.C., the closest town of any size.

        The Bralorne area is primarily a gold centre with subordinate silver and scheelite (tungsten). Gold-bearing quartz veins in the Bralorne area occur in greenstone, dioritized greenstone and sediments. The veins consist of milky quartz and metallic minerals including pyrite, arsenopyrite, native gold, scheelite (tungsten), and stibnite (antimony). At Bralorne, a gold-scheelite(tungsten)-molybdenite(molybdenum) core is surrounded and over-lapped by a copper-silver-gold zone containing sphalerite (zinc) and galena (lead).

        There is no drilled resource on our claims.

        Mining in the area began in the 1850‘s and the first discoveries of lode gold occurred in 1896. The Pioneer Mine went into production in 1928 and the Bralorne Mine went into production in 1932. The Pioneer ceased production in 1962 and the Bralorne in 1971. Combined total production from the two mines is estimated to have been over 4 million ounces of gold.

        In the 1930‘s and 1940‘s extensive surface prospecting was done along with exploring the vein on what was then known as the Holland Claim. Adits were driven on the vein and some drilling was done during this time but the results did not warrant further exploration. No additional work was undertaken until the 1980‘s when Unicorn Resources Ltd. (Unicorn) optioned the property from Tarbo Resources Ltd. Work undertaken by Unicorn included field reconnaissance and sampling as well as a geochemical survey which delineated three anomalous areas. The conclusions of the geological reports prepared for Unicorn indicated that there were areas of interest on the property that warranted further exploration. In 1993 the Holland Claim became available and was filed by Randy Polischuk who renamed it the Taylor Claim.

        We have agreed to make payments to Randy Polischuk based on the following payment schedule:

Date	Amount of Payment
Upon signing the agreement	CDN	$5,000
February 18, 2005	CDN	$10,000
February 18, 2006	CDN	$10,000
February 18, 2007	CDN	$10,000
February 18, 2008	CDN	$15,000

Total	CDN	$50,000

        In addition, we will be required to incur net expenditures on the Polischuk Property of at least CDN $525,000 by the fifth anniversary (February, 2009) of the signing of the Option Agreement. Meeting this payment schedule will provide us with a 100% interest in the Polischuk Property subject to Mr. Polischuk retaining a 1% Net Smelter Royalty which we have the right to buy from him at a fixed cost of CDN $1,000,000. The purchase option for this royalty is exercisable within 90 day period following receipt of a bankable feasibility study of the Polischuk Property.

        At present, we do not hold any interest in any exploration reserve property that is in production. Our viability and potential success is in our ability to successfully explore, exploit and eventually generate revenue from mineral reserves underground. There can be no assurance that such revenues will be obtained. The exploration of mineral reserves generally involves a high risk over a long period of time, even with careful evaluations, experience and knowledge this long period may persist. It is almost impossible to ensure that exploration programs on the Polischuk Property will be profitable or successful. Our inability to locate any mineral reserves on the Polischuk Property could result in a total loss of our business.

        The exploration of mineral reserves are subject to all of the usual hazards and risks associated with mineral exploration, which could result in damage to life or property, environmental damage, and possible legal liability for any or all damages. The exploration activities may be subject to prolonged disruptions due to the weather conditions surrounding the location of the Polischuk Property. Difficulties, such as unusual or unexpected rock formations encountered by workers but not indicated on a map, or other conditions may be encountered in the gathering of samples and information, and could delay our exploration program. Even though we are at liberty to obtain insurance against certain risks in such amounts we deem adequate, the nature of those risks is such that liabilities could over exceed policy limits or be excluded from coverage. We do not currently carry insurance to protect against these risks and there is no assurance that we will obtain such insurance in the future. There are also risks against which we cannot, or may not elect to insure. The costs, which could be associated with any liabilities, not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our final position, future earnings, and/or competitive positions.

Material Contracts

We are a party to the Property Option Agreement with Randy Polischuk which is described above.

We also have an agreement with Ron Blomkamp, our Chairman, President, Chief Executive and Operating Officer and Secretary, which allows us at any time to send a notice to Mr. Blomkamp that we are purchasing all or any portion of his 15,000,000 shares. The irrevocable option which he granted us is exercisable at any time at an exercise price of CDN $0.01 per share. We have the same option right with respect to the shares owned by Mr. Scott Praill, a director.

Other than these contracts, we do not have any other material contracts.

Competition

The natural resource market is intensely competitive in all its phases, highly fragmented and subject to rapid change. We will encounter strong competition from many other natural resource companies, including many that possess substantial financial resources, in acquiring economically desirable producing properties and exploratory drilling prospects, and in obtaining equipment and labor to operate and maintain their properties. We may be unable to compete successfully with our existing competitors or with any new competitors. We compete with many exploration companies which have significantly greater personnel, financial, managerial, and technical resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

Employees

        We have commenced only limited operations. We have no employees at this time . We utilize outside contractors where possible, and rely on the industry expertise of management and our Board of Directors. No member of our management team is presently employed by us. We do not foresee any significant changes in the number of employees or consultants we will have over the next twelve months, unless the growth of our business demands it.

Properties

        We currently lease our corporate headquarters at 1155 West Pender, Suite 708, Vancouver, British Columbia V6E 2P4, for CDN $235 per month. We believe that our rented properties are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

Legal Proceedings

        From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

Plan of Operations

        We are a natural resource exploration company with an objective of acquiring, exploring, and if warranted and feasible, developing natural resource properties. Our primary focus in the natural resource sector is gold.

        We have members on our board of directors who have extensive experience in the natural resource industry. However, to take a resource property that hosts a viable ore deposit into mining production, takes a considerable amount of time and money, and the subsequent return on investment for our shareholders would be very long term indeed. We therefore anticipate selling any ore bodies that we may discover to a major mining company. Most major mining companies obtain their ore reserves through the purchase of ore bodies found by junior exploration companies. Although these major mining companies do some exploration work themselves, many of them rely on the junior resource exploration companies to provide them with future deposits for them to mine. By selling a deposit found by us to these major mining companies, it would provide an immediate return to our shareholders without the long time frame and cost of putting a mine into operation ourselves, and it would also provide future capital for the company to continue operations.

        The search for valuable natural resources as a business is extremely risky. We can provide investors with no assurance that the property we have optioned in British Columbia contains commercially exploitable reserves. Exploration for natural reserves is a speculative venture involving substantial risk. Few properties that are explored are ultimately developed into producing commercially feasible reserves. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan and any money spent on exploration would be lost.

        Natural resource exploration and development requires significant capital and our assets and resources are limited. Therefore, we anticipate participating in the natural resource industry through the purchase of small interests in producing properties, the purchase of property where feasibility studies already exist or by the optioning of natural resource exploration and development projects. To date we have one property under option, and are in the early stages of exploring these properties. There has been no indication as yet that any mineral deposits exist on these properties, and there is no assurance that a commercially viable mineral deposit exists on any of our properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

Exploration Programs

        Polischuk Property Project: The property is legally known as the Taylor Claim #316339 (Lillooet Mining Division), which was formerly known as the Holland Claim. The claim is located in the Bralorne area of the Lillooet Mining Division in British Columbia, Canada, primary map 092J15W-C. The claim area is situated approximately one kilometer due east of the main soda granite mass that intrudes the productive augite diorite of the Bralorne camp which is approximately 3.5 kilometers southeast of the town of Bralorne and 3.0 kilometers northeast of the Pioneer Mine. Access from Lillooet, the closest town of any size, is by 100 kilometers of gravel road.

        The Bralorne area is primarily a gold centre with subordinate silver and scheelite (tungsten). Gold-bearing quartz veins in the Bralorne area occur in greenstone, dioritized greenstone and sediments. The veins consist of milky quartz and metallic minerals including pyrite, arsenopyrite, native gold, scheelite (tungsten), and stibnite (antimony). At Bralorne, a gold-scheelite(tungsten)-molybdenite(molybdenum) core is surrounded and over-lapped by a copper-silver-gold zone containing sphalerite (zinc) and galena (lead).

        We have secured an option, through the Property Option Agreement, the right to acquire a 100% interest in a land package in the Province of British Columbia. We may exercise the option by making cash payments totaling CDN $50,000 to Randy Polischuk and incurring property expenditures of CDN $525,000 by the fifth anniversary (February, 2009) of the Property Option Agreement. To date, we have paid in full CDN $ 5,000 under the Property Option Agreement.

        Our business plan is to proceed with the exploration of the Polischuk Property to determine the potential of the property to host gold mineralization. We plan to engage third party geologists to assist with the assessment of the studies, engineering reports, and site plans with respect to the Polischuk Property. There is no drilled resource on our claims.

        Our exploration program at the Polischuk Property has not yet commenced. It will be preliminary in nature and will include geologic mapping, rock chip sampling, and surveying. The total cost of this program is estimated to be CDN $75,000 in the first year. Exploration expenditures in subsequent years will depend on the results of the exploration performed in the first year.

        During this exploration stage, Mr. Blomkamp, our President, will only be devoting approximately one day per week of his time to our business. We do not foresee this limited involvement as negatively impacting our Company over the next twelve months as all exploratory work has been and will continue to be performed by outside consultants. In the future, if the demands of our business require more business time of Mr. Blomkamp, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to adjust his timetable to devote more time to our business. However, it is possible that Mr. Blomkamp may not be able to devote sufficient time to the management of our business at the times needed.

HULAPS RANGE
SHULAPS PK.
Peridotite Cr.
Cromer Cr.
Liza Lake
Liza Cr.
East Liza Cr.
Jim Cr.
Tyaughton
PEARSON RIDGE
MARSHALL
Marshall Lake
Marshall Cr.
Carpenter Lake
Girl Cr.
Williams Cr.
MT. WILLIAMS
MT. TRUAX
Bobb Creek
Bobb Lake
MT. BOBB
Tommy Creek
Keary Lake
ENDOR RANGE
MT. FERGUSSON
Ferguson Cr.
Twinkum Cr.
Hawthorn Creek
GOLDEN 392749
ORO 393291
ORO 2 402243
TYGOLD 3 410775
TYGOLD 4 405084
MELLISANDE 228341
SILVER STREAM II 228819
SILVER STREAM 228818
GOLDEN CREEK 407652
BLOCK 22 408155
BLOCK 23 410361
TYLERSTONE 367927
TRUAX GOLD 228399
TRUAX 5 397715
TAYLOR 316339
SILVERSIDE EXT. 228788
SILVERSIDE 228587
RES. MIN. & PLACER BELOW 2140 CONTOUR
RELEASE REQUIRED
% 2070 10 SEP 59
% 1176 17 MAY 60
% 1864 9 AUG 60
122°45'00" 51°00'00"
122°30'00" 51°00'00"
50°45'00" 122°45'00"
50°45'00" 122°30'00"

BRITISH COLUMBIA

MINISTRY OF ENERGY AND MINES

MINISTRY OF SUSTAINABLE RESOURCE MANAGEMENT

MINERAL TITLES REFERENCE

MAP 092J15E

U.T.M. ZONE 10

LAST MAP UPDATE: 2004 JUN 14

ORIGINAL PRODUCED AT 1 : 31 680

METRES 500 0 500 1000 1500 2000

ADMINISTRATIVE AREAS

MINING DIVISIONS: LILLOOET

LAND DISTRICTS:

ALIENATIONS

NO STAKING AREAS

NO STAKING RESERVES

PARKS

ECOLOGICAL RESERVES

RECREATION AREAS

INDIAN RESERVES

CONDITIONAL AREAS

SUBJECT TO CONDITIONS RESERVES

SECTION 19 RECREATION AREAS

1 POST CLAIM AREAS

AREAS SUBJECT TO URANIUM / THORIUM REGULATIONS

MINERAL TENURE

	EXAMPLE
MINERAL CLAIM	
MINERAL LEASE	
INDUSTRIAL MINERAL CLAIM	
CLAIM NAME	EXAMPLE
TITLE NUMBER	345679
OLD TITLE NUMBER	"3456"
TAG NUMBER	100000
LEGAL POST	
WITNESS POST	
FORFEITED TENURE	
VERIFIED	VER
SURVEYED	SUR
REVERTED C.G. MINERAL CLAIM	REV CG OR RCG
CROWN GRANTED	CG
OPEN FOR STAKING	O.F.S.

1 UNIT — 2 POST CLAIM — OLD 2 POST CLAIM

THIS MAP IS PREPARED ONLY AS A GUIDE TO THE LOCATION OF MINERAL TENURE AS AS SHOWN ON THE LOCATOR'S SKETCHES. FOR CURRENT OR MORE SPECIFIC INFORMATION, APPLICATION SHOULD BE MADE TO THE MINING DIVISION CONCERNED.

092O02W	092O02E	092O01W
092J15W	092J15E	092J16W
092J10W	092J10E	092J09W

INDEX TO ADJOINING MAPS

M 092J15E

388232
SPRUCE LAKE
PROTECTED AREA
TYGOLD 6
405083
TYGOLD 2
394751
TYGOLD
394236
TYGOLD 3
410775
TYGOLD 5
405085
TYGOLD 4
PLATEAU NO. 1
363693
PLATEAU NO. 2
363692
GUNNER
407782
GOLDEN GUN
405640
MINERAL RESERVE
PROPOSED GUN LAKE
AIRSTRIP, O/C 1901
83 12 01
NO STAKING
MINERAL RESERVE
OIC 2221 1-10-54
NO STAKING
TERM 2004 MAR 04
MINERAL RESERVE
OIC 2070 10-9-59
AS AMENDED BY
OIC 1176 17-5-60,
OIC 1864 9-8-60
RELEASE REQUIRED
LINUX GOLD
409247
408007
GOLD CHARMS
BRIDGE
374400
CARTER
398817
TRUAX 1
397711
TRUAX 2
397712
367927
TRUAX 3
397713
KINGDOM
361740
KING
316573
TRUAX 4
397714
STANDARD
367933
TRUAX 5 397715
TAYLOR
316339
CANYON
406466
CARL
322662
NOEL
316574
387930
MINERAL RESERVE
SUBJECT TO CONDITIONS
GUN LAKE PARK
ZOLA 1
411213
ZOLA 2
MT ZOLA
DICKSON PK
9217'
GREEN MTN
7072'
MT SLOAN
8934'
Downton Lake
Lajoie Lake
Tyaughton Lake
Gwyneth Lake
Bralorne
Pioneer Mine
Taylor Cr
North Cinnabar Cr
Crane Cr
Eldorado Cr
Freiberg Cr
Gun Creek
Roxey Cr
Walker Cr
Penrose Cr
Ault Cr
Mason Cr
Collis Cr
Hurley River
Ferguson Cr
McDonald Lake
Kingdom L.
Haymore
Brexton

BRITISH COLUMBIA

MINISTRY OF ENERGY AND MINES

MINISTRY OF SUSTAINABLE RESOURCE MANAGEMENT

MINERAL TITLES REFERENCE

MAP 092J15W

U.T.M. ZONE 10

LAST MAP UPDATE: 2004 AUG 16

ORIGINAL PRODUCED AT 1 : 31 680

METRES

500 0 500 1000 1500 2000

ADMINISTRATIVE AREAS

MINING DIVISIONS: LILLOOET

LAND DISTRICTS:

ALIENATIONS

NO STAKING AREAS

NO STAKING RESERVES

PARKS

ECOLOGICAL RESERVES

RECREATION AREAS

INDIAN RESERVES

CONDITIONAL AREAS

SUBJECT TO CONDITIONS RESERVES

SECTION 19 RECREATION AREAS

1 POST CLAIM AREAS

AREAS SUBJECT TO URANIUM / THORIUM REGULATIONS

MINERAL TENURE

MINERAL CLAIM	
MINERAL LEASE	
INDUSTRIAL MINERAL CLAIM	
	EXAMPLE
CLAIM NAME	
TITLE NUMBER	345679
OLD TITLE NUMBER	"3456"
TAG NUMBER	100000
LEGAL POST	
WITNESS POST	WP
FORFEITED TENURE	
VERIFIED	VER
SURVEYED	SUR
REVERTED C.G. MINERAL CLAIM	REV CG OR RCG
CROWN GRANTED	C G
OPEN FOR STAKING	O.F.S.

1 UNIT · 2 POST CLAIM · OLD 2 POST CLAIM

THIS MAP IS PREPARED ONLY AS A GUIDE TO THE LOCATION OF MINERAL TENURE AS AS SHOWN ON THE LOCATOR'S SKETCHES. FOR CURRENT OR MORE SPECIFIC INFORMATION, APPLICATION SHOULD BE MADE TO THE MINING DIVISION CONCERNED.

092O03E	092O02W	092O02E
092J14E	092J15W	092J15E
092J11E	092J10W	092J10E

INDEX TO ADJOINING MAPS

M 092J15W

We will require additional funding that will be in the form of equity financing from the sale of our common stock. However, we may not be able to raise sufficient funding from the sale of our common stock to fund the exploration program. We believe that debt financing will not be an alternative for funding the exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. Traditional debt financing is not available at the early stages of exploration in which we are currently involved. We do not have any arrangements in place for any future equity financing.

We anticipate that we will incur the following expenses over the next twelve months:

1.     CDN $85,000 in connection with property payments, work expenditures and the initial geological analysis on the Polischuk Property;

2.     CDN $36,700 for operating expenses, including working capital and general, administrative and professional legal and accounting expenses associated with our becoming a reporting issuer under the Securities Exchange Act of 1934;

We had cash in the amount of CDN $70,873 as of June 30, 2004. Our total expenditures over the next twelve months are anticipated to be approximately CDN $121,700. Accordingly, we will require additional financing to fund our operations for the next twelve months. In the next twelve months, we do not plan to make any purchases of significant equipment, nor do we plan to hire any employees.

Additional financing may not be available. If we do not obtain additional financing necessary to conduct our exploration, we may consider bringing in an additional joint venture partner to provide the required funding. We have not undertaken any efforts to locate a joint venture partner. In addition, we may not ever be able to locate a joint venture partner who will assist us in funding our exploration of the Polischuk Property.

FOREIGN CURRENCY EXCHANGE:
UNITED STATES DOLLARS AND CANADIAN DOLLARS

        While our financial statements are reported in Canadian dollars and are intended to comply with U.S. GAAP requirements, all of our business operations may be conducted in Canadian dollars. We provide the following summary regarding historical exchange rates between these currencies:

        Since June 1, 1970, the government of Canada has permitted a floating exchange rate to determine the value of the Canadian dollar as compared to the United States dollar. On November 15, 2004, the exchange rate in effect for Canadian dollars exchanged for United States dollars, expressed in terms of Canadian dollars was $1.2031. This exchange rate is based on the noon buying rates in New York City for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York. The following exchange rates were in effect for Canadian dollars exchanged for United States dollars, calculated in the same manner as above for 2003 and the first 10 months of 2004:

Time Period	Low - High (CDN$ =US$1.00)
Calendar 2003	$1.2924 / $1.5747
Month ended January 31, 2004	$1.2692 / $1.3383
Month ended February 29, 2004	$1.3103 / $1.3440
Month ended March 31, 2004	$1.3079 / $1.3475
Month ended April 30, 2004	$1.3092 / $1.3706
Month ended May 31, 2004	$1.3578 / $1.3968
Month ended June 30, 2004	$1.3404 / $1.3773
Month ended July 31, 2004	$1.3079 / $1.3348
Month ended August 31, 2004	$1.2963 / $1.3326
Month ended September 30, 2004	$1.2639 / $1.3068
Month ended October 31, 2004	$1.2197 / $1.2725

Management Discussion and Analysis of Financial Condition and Results of Operations

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

        Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, our directors or officers, primarily with respect to the future operating performance of the Company and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, but are “forward-looking” statements. Future filings with the Securities and Exchange Commission (“SEC”), future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

        All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

        Unless otherwise stated, all amounts shown in this “Operating and Financial Review” section of this prospectus are in Canadian Dollars

Overview

        As a natural resource exploration company our focus is to locate prospective properties that may host mineral reserves that could eventually be put into mining production. With this in mind, we have to this date identified and secured one property in the Province of British Columbia identified as the Polischuk Property. We do not intend to use any employees, with the exception of part-time clerical assistance on an as-needed basis. Outside advisors, attorneys or consultants will only be used if they can be obtained for a minimal cost or for a deferred payment basis. Management is confident that it will be able to operate in this manner and continue during the next twelve months.

Operating Results

        We are a natural resource exploration company in the exploration stage with an objective of acquiring, exploring, and, if warranted and feasible, developing natural resource properties. Natural resource exploration and development requires significant capital and our assets and resources are limited. Therefore, we participate in the natural resource industry through the optioning of natural resource exploration and development projects.

Revenue; Cost of Revenue

        We did not earn any revenues during the period from August 8, 2003 (inception) to June 30, 2004. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

General and Administrative Expenses

        For the six months ended June 30, 2004 we had a net loss of $26,304 consisting of: (a) $14,776 in professional fees related to the preparation of the Company’s registration statement and financial statements; (b) $5,000 in property payments made to Randy Polischuk; (c) $4,663 in office expenses; (d) $1,320 in rent; and (e) $545 in transfer agent fees. We incurred a loss in the amount of $14,261 for the period from inception on August 8, 2003 to December 31, 2003, consisting of: (a) office related fees in the amount of $602; (b) rent in the amount of $471; and (c) professional fees in the amount of $13,188 in connection with our corporate organization and registration process with the SEC.

Liquidity and Capital Resources

        On October 30, 2003, we closed a private placement with six investors for the sale of 9,500,000 units, which generated gross proceeds to us of CDN $95,000. On January 28, 2004, we closed a private placement with thirty-eight Canadian investors for the sale of 57,350 Common shares , for total gross proceeds of CDN $5,735. Such proceeds are not sufficient to enable us to continue our operations.

        We had cash of $70,873 as of June 30, 2004. We anticipate that we will incur through the end of our next fiscal year:

o	$85,000 in connection with property payments, work expenditures and the initial geological analysis of the Polischuk Property;

o	$36,700 for operating expenses, including working capital and general, administrative and professional legal and accounting expenses associated with our becoming a reporting issuer under the Securities Exchange Act of 1934.

        At June 30, 2004 the cash balance, after deducting liabilities of $10,981, was $59,892. Therefore, current cash on hand is insufficient for our work for the next 12 months as proposed in our Plan of Operations. We shall require additional funding and we anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements as of June 30, 2004 and December 31, 2003 or of the date of this report.

Contractual Obligations

        We have the following contractual obligations as expressed in Canadian dollars:

Contractual Obligations	Total		Payments Due By Period
			Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
Property payments	$50,000	(1)	$10,000	$20,000	$15,000	--
Property expenditures	$525,000		$75,000	$200,000	$250,000	--

	$575,000		$85,000	$220,000	$265,000	--

(1)     Includes $5,000 initial payment paid upon signing of the Property Option Agreement.

Going Concern

Our financial statements have been prepared assuming that we will continue as a going concern. It contemplates that assets will be realized and liabilities and commitments satisfied in the normal course of business. We have incurred net losses of $40,565 for the period from August 8, 2003(inception) to June 30, 2004. We anticipate generating losses for the next 12 months. Therefore, there is substantial doubt about our ability to continue operations in the future as a going concern. Our plans to deal with this uncertainty include raising additional capital or entering into a strategic arrangement with a third party. There can be no assurance that our plans can be realized. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment.

At June 30, 2004, the cash balance, after deducting liabilities of $10,981, was $59,892. Therefore, current cash on hand is insufficient for all work proposed. We require additional funding and we anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

Recently Issued Accounting Pronouncements

In January 2003, the US Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51.” The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either: (1) the equity investors do not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for all non small business issuers are as follows: (a) for interests in special-purpose entities: periods ended after December 15, 2003; (b) for all VIEs created before January 31, 2003: periods ending after December 15, 2004; and (c) for all VIEs created after January 31, 2003, FIN 46 is applicable immediately. The December 2003 amendment of FIN No. 46 also includes transition provisions that govern how an SBI which previously adopted the pronouncement (as it was originally issued) must account for consolidated VIEs.

On May 15, 2003, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS No. 150 affects an entity’s classification of the following freestanding instruments: a) mandatory redeemable instruments b) financial instruments to repurchase an entity’s own equity instruments c) financial instruments

The implementation of these new standards did not have a material effect on the Company’s financial statements.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding the members of our board of directors and our executive officers as of November 15, 2004:

Name	Age	Positions and Offices Held
Ronald C. Blomkamp	58	Director, Chairman, President, Chief Executive and Operating Officer and Secretary
Scott Praill	38	Director
Robert Cann	49	Director
Avinesh Bangar	26	Chief Technology Officer
Tricia Dennis	33	Administrative Officer

        The business address of our officers and directors is c/o American Goldrush Corporation, 1155 West Pender, Suite 708, Vancouver, British Columbia V6E 2P4.

        Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

        Ronald C. Blomkamp has been a Director and our Chairman, President, and Chief Executive Officer since our incorporation in August 2003. For the five years prior to becoming a director and officer to our company, Mr. Blomkamp acted on his own behalf investing in the stock markets. Mr. Blomkamp is also the Chairman of Patriot Gold, Inc., a mineral exploration company traded on the OTCBB. Previously, Mr. Blomkamp was a director at Bateman Mining Products, a mining services company. He holds several patents relating to advanced mining technology. Mr. Blomkamp holds a Diploma in Production Engineering from Witwatersrand College for Advanced Technology in South Africa, and for sixteen years worked at Edward L. Bateman (ELB), South Africa’s leading mining services company.

        Scott Praill has served on our Board of Directors since September 2003. He is also a board member of Stratabase Inc. which trades on the OTCBB. Mr. Praill is a financial professional who has been employed by leading companies such as Placer Dome and Westcoast Energy, and was a Senior Accountant for Price Waterhouse, where his responsibilities included the planning of financial statement audits and ensuring Canadian and U.S. GAAP compliance. His duties have also included assessment of adequate financial statement disclosure; preparing and reviewing financial information including pro-forma financial statements for prospectuses, information circulars and other offering documents related to acquisitions, mergers and the issuance of debt and equity securities; evaluating public company operating results through financial statement and financial ratio analysis; and reviewing financial internal control systems and preparing reports for presentation to Audit Committees and Boards of Directors. Mr. Praill has extensive experience in public company financial reporting including compliance with Canadian and U.S. securities exchange requirements and the preparation and review of financial statements. Mr. Praill was also the Director of Finance for Inflazyme Pharmaceuticals. Mr. Praill has earned the following designations: Chartered Accountant (BC, 1996), Certified Public Accountant (Illinois, 2001), and a Bachelor of Science Degree (Simon Fraser University, 1989).

        Robert Cann has served as Director for American Goldrush since October 14, 2004. Mr. Cann is a professional geologist with extensive experience in exploration project management and geological consulting. Since graduating with his B.Sc. in Geology and his M.Sc. in Economic Geology in 1979 (both from the University of British Columbia), Mr. Cann has worked in a senior capacity for some of the world’s leading mining companies, including Rio Algom and Cameco Corporation. Mr. Cann has acted as project manager on multiple large-scale integrated exploration projects in Canada, Central America and South America, and has acted as exploration manager on exploration projects in diverse regions such as Mongolia, Honduras and Mexico. Mr. Cann is fluent in English and Spanish, and is a member of the Geological Association of Canada, the Association of Professional Engineers and Geoscientists, the Canadian Institute of Mining and Metallurgy, and the Canadian Information Processing Society. Mr. Cann has co-authored several scientific articles for geological publications. Mr. Cann has worked as an independent consulting geologist since 1988.

        Avinesh Bangar has served as Chief Technology Officer of American Goldrush since January 2004. Mr. Bangar is an information technology professional with specific expertise in system and network administration, database design, web application development, software design and development, and technical documentation. Mr. Bangar has worked as an information technology professional since graduating from the University College of the Fraser Valley with his Computer Information Systems degree in 2000. Mr. Bangar completed his A+, Sun Certified Systems

Administrator, and Citrix Certified Administrator certifications in 2001, followed by his Masters in Computer Science in 2002. Mr. Bangar was recognized and awarded by the International Who’s Who of Information Technology as a leading information technology professional in 2002. Mr. Bangar has been a member of the IEEE Computer Society and the Association for Computing Machinery since 2001.

        Tricia Dennis has served as Administrative Officer of American Goldrush since January 2004. Ms. Dennis is an administrative professional with specific expertise in accounting, bookkeeping, accounting software and general administrative systems. Ms. Dennis works as an independent consultant for companies requiring administrative, bookkeeping and accounting services, and has worked as an administrative professional since 1992. Ms. Dennis has been a Certified Simply Accounting Consultant since 2001.

Involvement in Certain Legal Proceedings

        We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, director nominee, or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

Executive Compensation.

        With the exception of Tricia Dennis, none of our officers or directors have received or earned any compensation or bonus for services rendered in fiscal year 2003. Commencing December 2003, Tricia Dennis has received $500 per month for accounting services rendered to the Company. Ms. Dennis has provided said services pursuant to a consulting agreement that can be terminated at any time at the Company’s discretion.

        We do not maintain key-man life insurance for any of our executive officers or directors.

        We do not have any long-term compensation plans or stock option plans.

Compensation of Directors

During the period from August 8, 2003 to June 30, 2004, no officer or director received any type of compensation from our Company for serving as such. No arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation or special assignments.

Auditors

BDO Dunwoody LLP, 600 Cathedral Place, 925 West Georgia Street, Vancouver, B.C., Canada, V6C 3L2, audited the Company’s financial statements for the period from August 8, 2003 (inception) to December 31, 2003 and the six-month period ended June 30, 2004. BDO Dunwoody, LLP is a member of the Canadian Institute of Chartered Accountants and is registered with the Public Company Accounting Oversight Board (“PCAOB”) in the United States and the Canadian Public Accountability Board (“CPAB”) in Canada.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

        Since our President and directors work for other natural resource exploration companies, there exists the possibility of conflicts of interest between us, our President and directors and such other companies. For example, the President or a director may locate a corporate opportunity and present it to another company before presenting it to us. Our President and directors have been made aware that under certain situations the business opportunity must first be offered to us, depending on the circumstances in which he became aware of the opportunity, the significance of the opportunity to us and whether we should reasonably expect him to make the opportunity available to us. If the situation results in the President or director being interested in the matter, the interest will be disclosed to the other board members who shall approve or disapprove of the action. Furthermore, our President and directors will keep in confidence all confidential information about us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of November 15, 2004, concerning the ownership of the Common Stock by (a) each person who, to the best of our knowledge, beneficially owned on that date more than 5% of our outstanding Common Stock, (b) each of our directors and executive officers and (c) all current directors and executive officers as a group. Unless otherwise indicated, the address of each person listed is c/o American Goldrush Corporation, 1155 West Pender, Suite 708, Vancouver, British Columbia, V6E 2P4.

        Based on 39,557,350 shares of our Common Stock outstanding as of November 15, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Ronald C. Blomkamp	15,000,000	(1)	37.9%
Scott Praill	15,000,000	(1)	37.9%
Robert Cann	--		*
Avinesh Bangar	1,600		*
Tricia Dennis	1,600		*
All directors and executive	30,000,000		75.8%
officers as a group (four
persons)

*Indicates less than one percent of our total shares of common stock outstanding.

(1)	The shares owned by Messrs. Blomkamp and Praill are subject to our option to purchase all or any portion of these shares are a purchase price of CDN $0.01 per share.

(2)	Tricia Dennis, our Administrative Officer, and Avinesh Bangar, our Chief Technology Officer, each own 1,600 of our Common shares. Each officer paid us $0.10 per share as part of the offering undertaken by us on January 28, 2004.

        Our major shareholders do not have voting rights that differ from the other holders of shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Other than the transactions described below in this section, there are no transactions during the last two years, or proposed transactions, to which we were or are to be a party, in which any of the following persons had or is to have a direct or indirect material interest:

o	Any director or executive officer of the small business issuer;

o	Any majority security holder; and

o	Any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the persons in the above.

In September 2003, pursuant to an agreement, we issued 15,000,000 common shares to Ronald Blomkamp, one of our founders. Such shares are restricted and the certificates representing such shares contain a restrictive legend. In September 2003, we also issued an additional 15,000,000 common shares to one of our directors and founder, Scott Praill.

The common shares issued to Mr. Blomkamp and Mr. Praill are subject to our right, exercisable at any time, to purchase any or all of these shares from Mr. Blomkamp and Mr. Praill at a purchase price of CDN$0.01 per share. We have this right until we, in our sole discretion, decide to terminate the agreement.

The Company's Administrative Officer, Ms. Tricia Dennis, and Chief Technology Officer, Mr. Avinesh Bangar each own 1,600 Common shares of the Company. Each respective officer paid the Company $0.10 per share as part of the offering undertaken by the Company on January 28, 2004. In addition, Mr. Bangar's father also purchased 1,550 shares of the Company as part of the same offering.

Commencing December 2003, Tricia Dennis has received $500 per month for accounting services rendered to the Company. Ms. Dennis has provided said services pursuant to a consulting agreement that can be terminated at any time at the Company's discretion.

SELLING SECURITY HOLDERS

        The following table sets forth the shares beneficially owned, as of November 15, 2004, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold. Except as expressly set forth below, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. . Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities

        Except as disclosed in this prospectus, none of the selling stockholders are affiliates or controlled by our affiliates and none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

        The 9,500,000 Class A, Class B and Class C warrants issued in the October 2003 private placement are not exercisable as at November 15, 2004. The exercise price of the Class A warrants, the Class B warrants and the Class C warrants are CDN $0.10 per share, CDN$1.46 per share and CDN$1.52 per share, respectively. Notwithstanding the foregoing, such warrants are included in the beneficial ownership of the selling security holders (to the extent any of them hold such securities).

			Number of Shares Issuable Upon Exercise		Number of Shares Owned by Selling Security holder After Offering and Percent of Total Issued and Outstanding Held Before the Offering(1)(2)
Name of Selling Security holder	Common Shares owned(2)		of all of the Warrants(2)	Total Shares Registered	# of Shares	% of Class
K. McEwan	1,900,000	(3)	5,700,000	7,600,000	0	16.8%
J. Abbinante	1,750,000	(4)	5,250,000	7,000,000	0	15.6%
Y. de Joie	1,900,000	(3)	5,700,000	7,600,000	0	16.8%
Igman Consulting(5)	950,000	(6)	2,850,000	3,800,000	0	9.0%
Paul Uppal	1,500,000	(7)	4,500,000	6,000,000	0	13.6%
M. Coombes	1,500,000	(7)	4,500,000	6,000,000	0	13.6%
Tricia Dennis(8)	1,600		0	1,600	0	*
Kim Doerksen	1,550		0	1,550	0	*
Ron Doerksen	1,550		0	1,550	0	*
Patricia Cummings	1,550		0	1,550	0	*
Lori Kanda	1,550		0	1,550	0	*
Cindy Masson	1,450		0	1,450	0	*
Terry Masson	1,450		0	1,450	0	*
Roy Silver	1,550		0	1,550	0	*
Katherine Hubick	1,550		0	1,550	0	*
Al Cooney	1,450		0	1,450	0	*
Joan Tiefenbach	1,550		0	1,550	0	*
Kenneth Tetz	1,450		0	1,450	0	*
Lawrence Warman	1,550		0	1,550	0	*
Alison Meinczinger	1,450		0	1,450	0	*
Martin Meinczinger	1,450		0	1,450	0	*
Avinesh Bangar (9)	1,600		0	1,600	0	*
Raghbir Bangar	1,550		0	1,550	0	*
Sanjeev Aggarwal	1,500		0	1,500	0	*
Jatinder Mahey	1,450		0	1,450	0	*
Surite Mahey	1,500		0	1,500	0	*
Puneet Dardi	1,450		0	1,450	0	*
Narinder Dardi	1,450		0	1,450	0	*
Manohar Bungar	1,550		0	1,550	0	*
Balwinder Bungar	1,500		0	1,500	0	*
Nathanael Arney	1,450		0	1,450	0	*
Santosh Ram	1,500		0	1,500	0	*
Amarjit Panesar	1,500		0	1,500	0	*
Kristen Turner	1,600		0	1,600	0	*
Bekki Vanderlende	1,500		0	1,500	0	*
Steve Epp	1,450		0	1,450	0	*
Susan Heikkila	1,450		0	1,450	0	*
Trevor McHardy	1,500		0	1,500	0	*
Ravi Mahay	1,500		0	1,500	0	*
Sunita Mahay	1,450		0	1,450	0	*
Sandra Charpentier	1,600		0	1,600	0	*
Anne Silver	1,500		0	1,500	0	*
Shel Gould	1,500		0	1,500	0	*
Amelia de Vries	1,600		0	1,600	0	*

* Represents less than one percent of the total number of Common shares outstanding as of the date of this filing.

(1)	Assumes all of the Common shares offered in this prospectus are sold and no other Common shares are sold or issued during this offering period. Based on 39,557,350 Common shares issued and outstanding on November 15, 2004.

(2)	The number of Common shares listed as beneficially owned by such selling security holder represents the number of Common shares currently owned and potentially issueable upon exercise of warrants.

(3)	Includes 1,900,000 Common shares , 1,900,000 shares issuable upon conversion of Class A Warrants exercisable at CDN $0.10 per share, 1,900,000 shares issuable upon conversion of Class B Warrants exercisable at CDN $1.46 per share, and 1,900,000 shares issuable upon conversion of Class C Warrants at CDN $1.52 per share.

(4)	Includes 1,750,000 Common shares , 1,750,000 shares issuable upon conversion of Class A Warrants exercisable at CDN $0.10 per share, 1,750,000 shares issuable upon conversion of Class B Warrants exercisable at CDN $1.46 per share, and 1,750,000 shares issuable upon conversion of Class C Warrants at CDN $1.52 per share.

(5)	The name of the principal of the shareholder is A. Ramic, who is neither or was at any time in the past an officer or director of ours or any of any of our predecessors or affiliates. A. Ramic has voting, investment and dispositive power over the shares of common stock held by Igman Consulting and the shares of common stock issuable upon the exercise of the warrants held by the Igman Consulting.

(6)	Includes 950,000 Common shares , 950,000 shares issuable upon conversion of Class A Warrants exercisable at CDN $0.10 per share, 950,000 shares issuable upon conversion of Class B Warrants exercisable at CDN $1.46 per share, and 950,000 shares issuable upon conversion of Class C Warrants at CDN $1.52 per share.

(7)	Includes 1,500,000 Common shares , 1,500,000 shares issuable upon conversion of Class A Warrants exercisable at CDN $0.10 per share, 1,500,000 shares issuable upon conversion of Class B Warrants exercisable at CDN $1.46 per share, and 1,500,000 shares issuable upon conversion of Class C Warrants at CDN $1.52 per share.

(8)	Tricia Dennis is our Administrative Officer.

(9)	Avinesh Bangar is our Chief Technology Officer.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

Expenses of Issuance and Distribution.

        We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
Accounting fees and expenses	$10,000	*
SEC registration fee	$2,715
Legal fees and expenses	$19,000	*

Total	$31,715	*

* Estimated Expenses.

PLAN OF DISTRIBUTION

        The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

(a)	an exchange distribution in accordance with the rules of the applicable exchange;

(b)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(c)	privately negotiated transactions;

(d)	market sales (both long and short to the extent permitted under the federal securities laws);

(e)	at the market to or through market makers or into an existing market for the shares;

(f)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(g)	a combination of any of the aforementioned methods of sale.

        In the event of the transfer by any of the selling security holders of its warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

        In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

        The selling security holders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

        To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

        We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

        All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

        Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

        You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

USE OF PROCEEDS

        The selling security holders will receive the net proceeds from the sale of shares. We will not receive any of the proceeds from any sale of the shares by the selling security holders. However, we will receive the proceeds from the cash exercise of warrants to purchase certain of the shares offered hereunder. If all warrants covered hereby are exercised for cash in accordance with their terms, we would receive gross proceeds of CDN $29,260,000. Any such gross proceeds will be used for exploration and working capital purposes. We can give no assurance that any of our outstanding warrants will be exercised and therefore we may not receive any proceeds related to this offering.

DIVIDEND POLICY

        We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

MATERIAL INCOME TAX CONSIDERATIONS

        The following summarizes the principal Canadian federal income tax considerations applicable to the holding and disposition of common shares in the capital of the company by a holder of a company’s common shares who is resident in the United States of America, who has never been a resident of Canada, and who holds common shares solely as capital property (a “United States Holder”). This summary is based on the current provisions of the Income Tax Act (Canada) (the “ITA”), the regulations thereunder, all amendments thereto publicly proposed by the government of Canada to the date hereof, the published administrative practices of Revenue Canada, Taxation, and on current provision of the Canada_United States Income Tax Convention, 1980, as amended (the “Treaty”). Except as otherwise expressly provided, this summary does not take account of any provincial, territorial or foreign tax law or treaty. It has been assumed that all currently proposed amendments will be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

        This summary is not intended to include all circumstances in which a disposition of common shares might occur. This summary does not constitute, and should not be construed to constitute, tax advice to any particular investor. Investors are, therefore, advised to consult their own tax advisors with respect to their individual circumstances. This summary contains information relating only to provisions of Canadian federal income tax law, as set out above.

        This summary does not include information relating to the provisions of any taxation legislation of the United States or of any state. Investors who are or may be subject to liability to tax under any legislation of the United States or of any state are advised to consult with their own tax advisors with respect to possible liability.

        Under the ITA, amounts paid or credited or deemed paid or credited on account of dividends to holders of common shares that are resident in a country other than Canada will be subject to withholding tax of 25% of the amount of the dividend. The rate of withholding tax may be reduced pursuant to the terms of a bilateral income tax treaty between Canada and the country in which a holder of common shares is resident. In certain circumstances, the purchase by a company of its common shares may result in a deemed dividend. Under the Treaty, if the recipient of a dividend on the common shares is the beneficial owner of such dividends and is considered to be a resident of the United States for purposes of the Treaty, the rate of Canadian withholding tax on such dividends will generally be reduced to 15% of the amount of such dividends or, if the recipient is a corporation which owns at least 10% of the voting stock of a company, to 5% of the amount of such dividends.

        A holder of common shares who is not resident in Canada will not be subject to tax under the ITA in respect of any capital gain, or be entitled to deduct any capital loss, realized on a disposition of the common shares unless at the time of such disposition such common shares constitute “Taxable Canadian Property” of the holder for purposes of the ITA and the holder is not entitled to relief under a bilateral income tax treaty between Canada and the country in which the holder of the common shares is resident. If the holder is not entitled to relief under a tax treaty, three-quarters of the gain arising on a disposition of Taxable Canadian Property will be taxable at the rates that approximate the rates applicable to residents of Canada. The common shares of a company will not generally constitute “Taxable Canadian Property” at a particular time if they are listed on a prescribed stock exchange (which includes the Canadian Venture Exchange) at that time. However, a holder’s common shares and rights to acquire common shares or interests in common shares will be considered “Taxable Canadian Property” if the holder uses or holds, or is deemed to use or hold, such shares in, or in the course of carrying on, a business in Canada, or if at any time during the five year period immediately preceding the disposition of such common shares, the non-resident holder and persons with whom the non-resident holder did not deal at arm’s length owned, had rights to acquire, or had interests in 25% or more of the issued shares of any class of the company. Under the Treaty, any gain from a disposition of common shares by a person who is considered a resident of the United States for purposes of the Treaty may be exempt from Canadian tax even if the shares constitute Taxable Canadian Property. This exemption will apply if, at the time of disposition, the value of the common shares did not derive principally from Canadian real property and such shares do not form part of the business property of a permanent establishment of the holder in Canada or pertain to a fixed base available to the holder in Canada for the purpose of performing independent personal services.

EXCHANGE CONTROLS

The taxation of any payment of dividends and other distributions from the Company to any nonresident shareholders is governed by tax treaties between Canada and nations of such shareholders. Such tax rates will depend on the various treaties.

SHARE CAPITAL

Security Holders

        At November 15, 2004, there were 39,557,350 common shares outstanding which were held by approximately 46 stockholders of record. We do not have any shareholders who are United States citizens or residents.

Transfer Agent

        We have appointed Holladay Stock Transfer, Inc., with offices at 2939 North 67th Place, Scottsdale, Arizona, 85215, phone number 480-481-3940, as transfer agent for our shares of common stock. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares and stock warrants.

Admission to Quotation on the OTC Bulletin Board

        We intend to have our common stock be quoted on the OTC Bulletin Board. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

    (1)        is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

    (2)        securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

        To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board until a future time, if at all, that we apply and qualify for admission to quotation on the Nasdaq Small Cap Market. We may not now and it may never qualify for quotation on the OTC Bulletin Board or be accepted for listing of our securities on the Nasdaq Small Cap Market.

        The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Articles of Incorporation and Bylaws

        The Company’s Articles of Incorporation were filed with the Director under the Canada Business Corporations Act on August 12, 2003. The Company, having a primary place of business in the Province of British Columbia, was also issued a Certificate of Registration as an extraprovincial company under the Company Act, British Columbia on November 7, 2003. Pursuant to Section 4 of the Statement on Registration Extraprovincial Company filed on November 7, 2003, the Company’s objects and purposes was described as “mineral exploration and development.”

        The directors of the Company are empowered under Schedule C to the Articles of Incorporation to (1) borrow money upon the credit of the Company; (2) issue, reissue, sell or pledge the debt obligations of the Company; (3) give a guarantee on behalf of the Company to secure performance of an obligation of any person; and (4) charge, mortgage, hypothecate, pledge or otherwise create a security interest in all or any of the currently owned or subsequently acquired property and assets of the Company, including, without limitation, real and personal property, movable and immovable property, tangible and intangible assets, book debts, right, powers, franchises and undertakings, to secure any obligation of the Company. The Company’s Articles of Incorporation and By-Laws do not place any restrictions on the voting powers of interested directors. With respect to the directors of the Company, section 3 of the By-Laws of the Company provides that, as long as an interested director has complied with the applicable provisions of the Canada Business Corporations Act, any director shall not be disqualified by his office from contracting with the Company, nor shall any contract or arrangement entered into by or on behalf of the Company with any director or in which any director is in any way interested be liable to be voided, nor shall any director so contracting or interested be liable to account to the Company for any profit realized from such contract or arrangement by reason of that director or officer holding that office or of the fiduciary relationship thereby established provided that such officer or director shall have complied with the provisions of the Canada Business Corporations Act

        The holders of the Company’s Common shares are entitled to receive notice of, and attend and vote at all, meetings of shareholders. Currently, there are no specific rights, preferences and restrictions attaching to each of the Company’s Preferred shares. The Company may issue Preferred shares in one or more series and, pursuant to Schedule A to the Company’s Articles of Incorporation, the directors may, by majority resolution, alter the Articles of Incorporation to create, define and attach rights and restrictions to the shares of each series.

        Pursuant to section 12 of the Company’s By-Laws, the quorum at meetings of the Company’s shareholders shall be constituted by the presence of two shareholders entitled to vote at any such meeting holding or representing by proxy not less than one-twentieth of the shares entitled to be voted at such meeting.

        There are no limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities of the Company imposed by foreign law or by the Articles of Incorporation or any other constituent document of the Company.

Common Stock

        We are authorized to issue an unlimited number of Common shares without par value , of which 39,557,350 shares are issued and outstanding as of November 15, 2004. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Each holder of the Company’s Common shares is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.

Preferred Stock

        We are authorized to issue an unlimited number of shares of preferred stock. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, adversely affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Warrants

        We have warrants outstanding to purchase an aggregate of 28,500,000 Common shares. Of these warrants, 9,500,000 are exercisable at CDN $0.10 per share, which are exercisable beginning October 30, 2006 and expire October 30, 2008; 9,500,000 are exercisable at CDN $1.46 per share, which are exercisable beginning October 30, 2006 and expire October 30, 2009; and 9,500,000 are exercisable at CDN $1.52 per share, which are exercisable beginning October 30, 2006 and expire October 30, 2010. The Warrants are non-transferable and provide for a cashless exercise option.

        We have the right, in our sole and absolute discretion, to (i) accelerate the exercise date of the warrants to a date which is prior to the date the warrants can be exercised and /or (ii) reduce the exercise price. If we exercise our right to do so, we shall provide notice thereof to the warrantholder.

LEGAL MATTERS

        The validity of the Common shares being offered hereby will be passed upon for us by Morton & Company.

EXPERTS

        The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Dunwoody LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

        No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

        We are incorporated in Canada, all of our executive officers and directors and the Canadian experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against the Company and certain other persons, see “Risk Factors— Because we are organized under the Canada Business Corporations Act, enforceability of civil liabilities against us or our officers or directors may be difficult or impossible from outside the jurisdiction of Canada.”

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our By-laws provide to the fullest extent permitted by The Canada Business Corporations Act, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        Foreign Private Issuer. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers. Accordingly, we have filed a registration statement on Form F-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of American Goldrush Corporation filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

        We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

        As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations. Also, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act and the rules thereunder, with respect to their purchases and sales of securities. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

        We furnish our stockholders with annual reports containing audited financial statements. You may request, at no cost, a copy of any documents incorporated by reference herein, excluding all exhibits, unless we have specifically incorporated by reference an exhibit, by writing or telephoning us at:

American Goldrush Corporation
1155 West Pender, Suite 708
Vancouver, British Columbia V6E 2P4
(604) 974-1175

GLOSSARY

Adit	A passage driven horizontally into a mountainside providing access to a mineral deposit from the surface of the working of a mine.
Diorite	An intrusive rock of magmatic origin.
Exploration	Prospecting, sampling, mapping, diamond drilling and other work involved in searching for ore.
Galena	A gray sulfide mineral that is the primary ore of lead.
Greenstone	A metamorphic (cooked) rock whose green colour is due to the presence of chlorite, epidote or actinolite. Commonly a loose term used to describe deformed, recrystalized volcanic and/or sedimentary rock which has a high amphibole content as a result of its original bulk composition.
Lode	A mineral deposit consisting of a zone of veins, veinlets, or disseminations in consolidated rock as opposed to a placer deposit.
Mining	claim That portion of applicable mineral lands that a party has staked or marked out in accordance with applicable mining laws to acquire the right to explore and exploit the minerals under the surface.
Sphalerite	The primary sulfide ore of zinc occurring in usually yellow-brown or brown-black crystals or cleavage masses.

AMERICAN GOLDRUSH CORPORATION
(An Exploration Stage Company)

FINANCIAL STATEMENTS

JUNE 30, 2004
(Stated in Canadian Dollars)

American Goldrush Corporation
(An Exploration Stage Company)
Financial Statements
June 30, 2004

Contents

Auditors’ Report

Comments by Auditors for US Readers on
         Canada – US Reporting Differences

Financial Statements

      Balance Sheet

      Statement of Loss and Deficit

      Statement of Cash Flows

      Statement of Stockholders’ Equity

      Notes to Financial Statements

Auditors’ Report

To the Shareholders ofAmerican
Goldrush Corporation

We have audited the Balance Sheets of American Goldrush Corporation (an Exploration Stage Company) as at June 30, 2004 and December 31, 2003 and the Statements of Loss and Deficit, Cash Flows and Stockholders’ Equity for the six months ended June 30, 2004, the period from August 8, 2003 (inception) to December 31, 2003, and the cumulative period from August 8, 2003 (inception) to June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2004 and December 31, 2003 and the results of its operations and its cash flows for the six months ended June 30, 2004, the period from August 8, 2003 (inception) to December 31, 2003, and the cumulative period from August 8, 2003 (inception) to June 30, 2004 in accordance with Canadian generally accepted accounting principles.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada
October 14, 2004

Comments by Auditors for U.S. Readers
On Canada-U.S. Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated October 14, 2004 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada
October 14, 2004

AMERICAN GOLDRUSH CORPORATION
(An Exploration Stage Company)

BALANCE SHEET
(Stated in Canadian Dollars)

	JUNE 30 2004	DECEMBER 31 2003
ASSETS
Current
Cash	$70,873	$92,943
Receivables	43	41
Prepaid expenses	235	471

	$71,151	$93,455

LIABILITIES
Current
Accounts payable and accrued liabilities	$10,981	$12,716

STOCKHOLDERS' EQUITY
Share Capital
Authorized:
Unlimited common shares without par value
Unlimited preferred shares without par value
Issued:
39,557,350 common shares
(December 31, 2003 - 39,500,000) (Note 4)	100,735	95,000
Deficit accumulated during the exploration stage	(40,565)	(14,261)

	60,170	80,739

	$71,151	$93,455

The accompanying notes are an integral part of these financial statements

AMERICAN GOLDRUSH CORPORATION
(An Exploration Stage Company)

STATEMENT OF LOSS AND DEFICIT
(Stated in Canadian Dollars)

	SIX MONTHS ENDED JUNE 30 2004	AUGUST 8, 2003 (INCEPTION) TO DECEMBER 31 2003	AUGUST 8, 2003 (INCEPTION) TO JUNE 30 2004
Expenses
Mineral property acquisition and
exploration expenditures	$5,000	$--	$5,000
Office and sundry	4,663	602	5,265
Rent	1,320	471	1,791
Professional fees	14,776	13,188	27,964
Transfer agent fees	545	--	545

Net loss for the period	(26,304)	(14,261)	(40,565)
Deficit accumulated during the exploration stage,
beginning of period	(14,261)	--

Deficit accumulated during the exploration stage, end of
period	$(40,565)	$(14,261)	$40,565

Net loss per share - basic and diluted	$0.00	$0.00

Weighted average number of shares outstanding	39,548,478	23,096,552

The accompanying notes are an integral part of these financial statements

AMERICAN GOLDRUSH CORPORATION
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS
(Stated in Canadian Dollars)

	SIX MONTHS ENDED JUNE 30 2004	AUGUST 8, 2003 (INCEPTION) TO DECEMBER 31 2003	AUGUST 8, 2003 (INCEPTION) TO JUNE 30 2004
Cash flows from operating activities
Net loss for the period	$(26,304)	$(14,261)	$(40,565)
Adjustments to reconcile net loss to net cash used in operating activities
Change in receivables	(2)	(41)	(43)
Change in prepaid expenses	236	(471)	(235)
Change in accounts payable and accrued liabilities	(1,735)	12,716	10,981

Net cash used in operating activities	(27,805)	(2,057)	(29,862)
Cash flows from financing activity
Issuance of common stock	5,735	95,000	100,735

Increase (Decrease) in cash	(22,070)	92,943	70,873
Cash, beginning of period	92,943	--	--

Cash, end of period	$70,873	$92,943	70,873

Supplemental information
Interest and income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements

AMERICAN GOLDRUSH CORPORATION
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

JUNE 30, 2004
(Stated in Canadian Dollars)

	COMMON STOCK		DEFICIT ACCUMULATED
	NUMBER OF COMMON SHARES	AMOUNT	DURING THE EXPLORATION STAGE	TOTAL
Shares issued to founders on inception	30,000,000	$--	$--	$--
Private placement, common share issuances
for cash at $0.01 per share in October,
2003 (Note 4)	9,500,000	95,000	--	95,000
Net loss for the period	--	--	(14,261)	(14,261)

Balance, December 31, 2003	39,500,000	95,000	(14,261)	80,739
Private placement, common share issuances
for cash at $0.10 per share in January,
2004 (Note 4)	57,350	5,735	--	5,735
Net loss for the period	--	--	(26,304)	(26,304)

Balance, June 30, 2004	39,557,350	$100,735	$(40,565)	$60,170

The accompanying notes are an integral part of these financial statements

AMERICAN GOLDRUSH CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2004
(Stated in Canadian Dollars)

1. OPERATIONS

Organization

The Company was incorporated in Canada under the Canada Business Corporations Act on August 8, 2003.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet commenced its planned operations (mineral exploration). The Company will be primarily engaged in the acquisition and exploration of mining properties in North America. In February, 2004, the Company entered into a Property Option Agreement to acquire an option on a mineral exploration property in British Columbia. (Note 3)

Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. This contemplates that assets will be realized and liabilities and commitments satisfied in the normal course of business.

As shown in the accompanying financial statements, the Company was only recently incorporated, incurred a net loss of $40,565 for the period from August 8, 2003 (inception) to June 30, 2004 and has no source of revenue. The future of the Company is dependent upon its ability to obtain financing and upon future acquisition, exploration and development of profitable operations from its mineral properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Although there are no assurances that management’s plans will be realized, management believes that the Company will be able to continue operations in the future. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

AMERICAN GOLDRUSH CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2004
(Stated in Canadian Dollars)

2.     SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in Canada. The significant accounting policies are summarized as follows:

         a) Mineral Property Payments and Exploration Costs

The Company has expensed all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To June 30, 2004, the Company had expensed $5,000 of costs incurred for the acquisition of an option on a mineral exploration property and had not yet commenced exploration.

Where the Company has entered into option agreements for the acquisition of an interest in mineral properties which provides for periodic payments, amounts unpaid are not recorded as a liability since they are paid entirely at the Company’s option.

         b) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

         c) Foreign Currency Transactions

The Company’s functional currency is the Canadian dollar. Transactions in foreign currency are translated into Canadian dollars as follows:

i) monetary items at the rate prevailing at the balance sheet date;
ii) non-monetary items at the historical exchange rate;
iii) revenue and expenses at the historical exchange rate.

Gains and losses on foreign exchange are included in the Statement of Loss and Deficit.

         d) Loss Per Share

The basic loss per share is calculated by dividing income available to common stockholders by the weighted average aggregate number of common shares outstanding during each period. The Company follows the “Treasury Stock Method” in calculating the diluted loss per common share. Under this method, any proceeds from the exercise of options and warrants are assumed to be used to purchase common shares at the average market price during the period.

AMERICAN GOLDRUSH CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2004
(Stated in Canadian Dollars)

         d) Loss Per Share — Continued

Common equivalent shares (consisting of shares issuable on exercise of warrants) totalling 28,500,000 were not included in the computation of diluted loss per share because the effect was anti-dilutive.

         e) Income Taxes

Future income taxes relate to the expected future tax consequences of differences between the carrying amount of balance sheet items and their corresponding tax values. Future tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the net future income tax assets will be realized. Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment or substantive enactment.

         f) Financial Instruments

The Company’s financial assets and liabilities consist of cash and cash equivalents, receivables and accounts payable and accrued liabilities. Except as otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values due to the short-term maturities of these instruments.

3.     MINERAL PROPERTY INTERESTS

On February 18, 2004, the Company entered into a Property Option Agreement giving the Company the exclusive right and option to acquire a 100% interest in The Taylor Claims located in the Lillooet Mining Division in the Province of British Columbia. The Company may exercise the option by making cash payments totalling $50,000 and incurring net expenditures on the property of at least $525,000. The Company paid the initial $5,000 deposit as required under the Property Option Agreement.

Minimum payments due under the Property Option Agreement are summarized as follows:

	Property Payments	Work Expenditures
Upon Signing (paid)	$5,000	$--
by February 18, 2005	10,000	75,000
by February 18, 2006	10,000	100,000
by February 18, 2007	10,000	100,000
by February 18, 2008	15,000	125,000
by February 18, 2009	--	125,000

Total	$50,000	$525,000

AMERICAN GOLDRUSH CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2004
(Stated in Canadian Dollars)

3.     MINERAL PROPERTY INTEREST — Continued

The property is subject to a 1% net smelter return (“NSR”) royalty. Should the Company obtain title to the Taylor Claims, the Company will then have a one time option to acquire the NSR royalty for $1 million.

4.     COMMON STOCK

a) During the period from inception (August 8, 2003) to June 30, 2004, the Company:
i.	Issued 30 million shares to the Company’s founders for nil consideration. The Company holds an irrevocable right to repurchase all or a portion of these shares for a price of $0.01 per share.
ii.	Issued 9.5 million units at $0.01 per unit where each unit consisted of:
o	One common share
o	One A warrant exercisable at $0.10 per share until October 30, 2008
o	One B warrant exercisable at $1.46 per share until October 30, 2009
o	One C warrant exercisable at $1.52 per share until October 30, 2010
All of the warrants become exercisable on October 30, 2006 and all of these warrants are unexercised and outstanding as at June 30, 2004.
iii.	Issued 57,350 common shares for gross proceeds of $5,735.

5.     INCOME TAXES

The tax effects of temporary differences that give rise to the Company’s deferred tax assets are as follows:

	June 30 2004	December 31 2003
Tax loss carryforwards	$14,441	$5,077
Valuation allowance	(14,441)	(5,077)

Deferred tax asset (liability)	$--	$--

The provision for income taxes differs from the amount estimated using the Canadian federal and provincial statutory income tax rates as follows:

	2004	2003
Benefit at Canadian statutory rates	$(9,364)	$(5,077)
Increase in valuation allowance	9,364	5,077

	$--	$--

AMERICAN GOLDRUSH CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2004
(Stated in Canadian Dollars)

5.     INCOME TAXES — Continued

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current income.

The Company has non-capital losses of approximately $40,000 expiring in periods commencing in 2010.

6.     UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). These principles are consistent with United States generally accepted accounting principles (“US GAAP”).

New Accounting Pronouncements - US GAAP

In January 2003, the US Financial Accounting Standards Board (“FASB”) issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51.” The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either: (1) the equity investors do not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for all non small business issuers are as follows: (a) for interests in special-purpose entities: periods ended after December 15, 2003; and (b) for all VIEs created before January 31, 2003: periods ending after December 15, 2004 (c) for all VIEs created after January 31, 2003, FIN No. 46 is applicable immediately.

On May 15, 2003, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS No. 150 affects an entity’s classification of the following freestanding instruments: a) mandatory redeemable instruments b) financial instruments to repurchase an entity’s own equity instruments c) financial instruments

AMERICAN GOLDRUSH CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2004
(Stated in Canadian Dollars)

6.     UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES – Continued

embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

The implementation of these new standards did not have a material effect on the Company’s financial statements.

_________________

PROSPECTUS

_________________

38,057,350 SHARES OF COMMON STOCK

AMERICAN GOLDRUSH CORPORATION

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by American Goldrush Corporation. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

November___, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.      INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

        Our By-laws provide that to the fullest extent permitted by the Canada Business Corporations Act, the Company shall indemnify a director or officer of the Company, a former director or officer of the Company, or a person who acts or has acted at the Company’s request as a director or officer of a body corporate of which we are a shareholder or creditor. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.       RECENT SALES OF UNREGISTERED SECURITIES

        The following sets forth information regarding all sales of our unregistered securities during the past three years. Some of the holders of the shares issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of the Company’s stockholders.

        During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and all these transactions involved non-U.S. persons not citizens or residents in the United States. We believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Regulation S promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

        In October, 2003, we issued 9,500,000 of our Units for $0.01 per Unit which consisted of one share of Common share and one Class A, Class B and Class C warrant to purchase Common shares. We believe this offering was deemed to be exempt under Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offers and sales were made to accredited investors. We believe that this transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Regulation S promulgated thereunder.

        In September, 2003, we issued 15,000,000 Common shares to our founder and Chief Executive Officer, Ronald Blomkamp. These shares were issued to our founder in relation to the establishment of the Company. We believe this offering was deemed to be exempt under Section 4(2) of the Securities Act and/or Regulation S promulgated under the Securities Act.

        In September, 2003, we issued 15,000,000 Common shares to our director and founder, Scott Praill. These shares were issued to our founder in relation to the establishment of the Company. We believe this offering was deemed to be exempt under Section 4(2) and/or Regulation S promulgated under the Securities Act

        In January, 2004, we issued 57,350 shares of our common stock for CDN $0.10 per common share to 38 individuals for total proceeds of CDN$5,735. We believe this offering was deemed to be exempt under Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities.

ITEM 8.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Numbers	Description of Document

*3.1	Articles of Incorporation of the Company
*3.2	Articles of Amendment
*3.3	By-Laws of the Company
*4.1	Specimen Common Stock Certificate
*5.1	Opinion of Morton & Company.
*10.1	Form of Class A Warrant
*10.2	Form of Class B Warrant
*10.3	Form of Class C Warrant
*10.4	Agreement between the Company and Ronald Blomkamp dated September 30, 2003
*10.5	Property Option Agreement with Randy Polischuk
*10.6	Agreement between the Company and Scott Praill dated September 30, 2003
*23.1	Consent of BDO Dunwoody LLP
*23.2	Consent of Morton & Company (included in Exhibit 5.1)

* Filed herewith.

ITEM 9 UNDERTAKINGS

        The undersigned registrant hereby undertakes to:

(1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

    (i)        Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

    (ii)        Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

    (iii)        Include any additional or changed material information on the plan of distribution.

(2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)     For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)        For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on November22, 2004.

AMERICAN GOLDRUSH CORPORATION By: /s/ Ronald Blomkamp Ronald Blomkamp President and Chief Executive Officer Principal Executive Officer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Ron Blomkamp as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-1 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorney-in-fact and agent, with full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Ronald Blomkamp Ronald Blomkamp	Director, President and Chief Executive Officer, Principal Executive Officer and Principal Accounting Officer	November 22, 2004
/s/ Scott Praill Scott Praill	Director	November 22, 2004
/s/ Robert Cann Robert Cann	Director	November 22, 2004

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES By: /s/ David Lubin David Lubin	November 22, 2004

EXHIBIT INDEX

Exhibit Numbers	Description of Document

*3.1	Articles of Incorporation of the Company
*3.2	Articles of Amendment
*3.3	By-Laws of the Company
*4.1	Specimen Common Stock Certificate
*5.1	Opinion of Morton & Company.
*10.1	Form of Class A Warrant
*10.2	Form of Class B Warrant
*10.3	Form of Class C Warrant
*10.4	Agreement between the Company and Ronald Blomkamp dated September 30, 2003
*10.5	Property Option Agreement with Randy Polischuk
*10.6	Agreement between the Company and Scott Praill dated September 30, 2003
*23.1	Consent of BDO Dunwoody LLP
*23.2	Consent of Morton & Company (included in Exhibit 5.1)

* Filed herewith.